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                                                                      EXHIBIT 21

                           WRIGHT MEDICAL GROUP, INC.
                              LIST OF SUBSIDIARIES


1.    Wright Medical Technology, Inc. (USA)

2.    Wright Medical Capital, Inc. (USA)

3.    Wright Medical Technology Canada Ltd. (Canada)

4.    Wright Medical Japan, K.K. (Japan)

5.    2Hip Holdings SAS (France)

6.    Wright Medical Europe SA (France)

7.    Wright Medical Europe Trading SNC (France)

8.    Wright Medical Europe Manufacturing SA (France)

9.    Wright Medical France SAS (France)

10.   Wright Medical Italy Srl (Italy)

11.   Wright Medical UK Limited (UK)

12.   Wright Medical Germany GmbH (Germany)

13.   Cremascoli Ortho SA (Spain)

14.   Wright Cremascoli Ortho NV (Belgium)

15.   Wright Medical Netherlands, B.V. (Netherlands)